ADVISORY HEDGED OPPORTUNITY FUND

                           FORM OF PURCHASE AGREEMENT

         Purchase Agreement dated [ ], 2003 between Advisory Hedged Opportunity Fund, a statutory trust organized under the laws of the State of Delaware (the "Fund"), and IDS Life Insurance Company ("IDS Life"), a corporation organized under the laws of the State of Minnesota;

         WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund proposes to issue and sell shares of interest in the Fund ("Shares") to the public pursuant to a Registration Statement on Form N-2 filed with the Securities and Exchange Commission; and

         WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its Shares;

         NOW, THEREFORE, the Fund and IDS Life agree as follows:

          1. The Fund offers to sell to IDS Life, and IDS Life agrees to purchase from the Fund, 10,000 Shares of the Fund at a price of $10 per Share for an aggregate price of $100,000 on [ ], 2003.

          2. IDS Life represents and warrants to the Fund that IDS Life is acquiring the Shares for investment purposes only and not with a view toward resale or further distribution.

          3. IDS Life's right under this Purchase Agreement to purchase the Shares is not assignable.

         IN WITNESS WHEREOF, the Fund and IDS Life have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.



ADVISORY HEDGED OPPORTUNITY FUND                IDS LIFE INSURANCE COMPANY


By:  __________________________                 By:  __________________________
Name:                                           Name:
Title:                                          Title: